Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 14, 2011	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED THIRD QUARTER AND NINE

MONTHS ENDED MARCH 31, 2011 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $353 thousand or $0.17 per diluted share, for the three months ended March 31, 2011 as compared to net income of $74 thousand or $0.04 per diluted share for the same period in 2010. The $279 thousand increase in net income during the quarter was primarily attributable to a $465 thousand increase in net interest income and a $77 thousand increase in non-interest income, which were partially offset by a $210 thousand increase in income tax expense, a $47 thousand increase in non-interest expense and a $6 thousand increase in the allowance for loan losses. The increase in net interest income is attributable to a $1.3 million decrease in interest expense, which was partially offset by a $799 thousand decrease in interest income. The decrease in interest expense was primarily due to the payoff of FHLB long-term borrowings, and lower rates paid on borrowings and deposits during the quarter ended March 31, 2011, when compared to the same period in 2010. The decrease in interest income was primarily attributable to lower average balances of, and lower rates of interest earned, on financial assets during the quarter ended March 31, 2011 when compared to the same period in 2010. We expect our interest costs on fixed rate legacy long-term FHLB advances to continue to decline during the remainder of the fiscal year ending June 30, 2011 as these legacy long-term FHLB advances continue to mature (see table below), and reprice at today’s materially lower rates of interest. The increase in non-interest income was primarily attributable to the absence of a $95 thousand other-than-temporary impairment loss recognized in earnings during the quarter ended March 31, 2010, which was partially offset by a decrease in service charges on deposits and a decrease in market gains on trading assets, when compared to the same period in 2010. The increase in non-interest expense was primarily attributable to an increase in federal deposit insurance expense. The increase in income tax expense is primarily attributable to higher levels of taxable income when compared to the same period in 2010.

Net income for the nine months ended March 31, 2011 totaled $626 thousand or $0.30 per diluted share as compared to $378 thousand or $0.18 per diluted share for the same period in 2010. The $248 thousand increase in net income during the nine months was primarily attributable to a $656 thousand increase in net interest income and a $69 thousand increase in non-interest income, which were partially offset by a $293 thousand increase in income tax expense, a $157 thousand increase in non-interest expense, and a $27 thousand increase in the allowance for loan losses. The increase in net interest income is attributable to a $2.8 million decrease in interest expense, which was partially offset by a $2.2 million decrease in interest income. The decrease in interest expense was primarily due to the payoff of FHLB long-term borrowings and lower rates paid on borrowings and deposits during the nine months ended March 31, 2011, when compared to the same period in 2010. The decrease in interest income was primarily due to lower average balances of, and lower rates earned on, financial assets during the nine months ended March 31, 2011, when compared to the same period in 2010. The increase in non-interest income was primarily due to the absence of a $95 thousand other-than-temporary impairment loss recognized in earnings during the nine months ended March 31, 2010, and an increase in correspondent loan fees, which were partially offset by a decrease in service charges on deposit accounts, and the absence of gains on trading assets. The increase in income tax expense is attributable to higher levels of taxable income and the absence of PA tax credits for the nine months ended March 31, 2011, when compared to the same period in 2010. The increase in non-interest expense was primarily due to increases in federal deposit insurance expense, ATM related expense, and legal expense, which were partially offset by decreases in employee related and occupancy and equipment expenses.

The Company’s third quarter and fiscal year to date earnings were positively impacted by lower interest expenses associated with repaying the Bank’s fixed rate legacy long-term FHLB advances. During the quarter and nine months ended March 31, 2011, we repaid $10 million and $70 million, respectively, of long-term FHLB advances, which had average rates of 4.99% and 5.49%, respectively.

Market interest rates continued to remain low by historical standards throughout the nine months ended March 31, 2011. In response to this environment, we continued to reduce our balance sheet by repaying fixed rate legacy long-term FHLB advances and wholesale deposits. These actions allowed us to further strengthen our Tier 1 leverage capital ratio from 8.21% at June 30, 2010 to 11.50% at March 31, 2011. As market conditions improve, we may begin to grow our asset base.

Looking ahead, we continue to believe that our net interest income will improve as we continue to repay or reprice our legacy fixed rate long-term FHLB advances throughout fiscal year 2011. Our legacy fixed rate long-term FHLB advances, taken out a number of years ago when interest rates were higher, will mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
06/30/11	$17.0	5.28%

We expect that these legacy fixed rate long-term FHLB advances will be paid off or reprice at much lower rates of interest.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2011 (Unaudited)	June 30, 2010 (Unaudited)
Total assets	$247,419	$354,668
Cash and Cash Equivalents	5,286	2,198
Certificates of Deposits	6,159	8,605
Investment securities held-to-maturity	110,120	153,193
Mortgage-backed securities held-to-maturity	57,346	114,986
Net loans receivable	52,167	56,315
Deposits	177,560	201,922
FHLB advances: long-term	39,500	109,500
Other short-term borrowings	0	12,510
Equity	28,365	27,795
Book value per share – Common Equity	13.78	13.51
Book value per share – Tier I Equity	14.67	14.59
Annualized Return on average assets	0.28%	0.10%
Annualized Return on average equity	3.01%	1.22%
Tier I leverage ratio	11.50%	8.21%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Interest income	$2,166	$2,965	$7,079	$9,241
Interest expense	810	2,074	3,629	6,447

Net interest income	1,356	891	3,450	2,794
Provision (recovery) for loan losses	2	(4)	17	(10)

Net interest income after provision (recovery) for loan losses	1,354	895	3,433	2,804
Non-interest income	116	39	394	325
Non-interest expense	927	880	2,872	2,715

Income before income tax expense (benefit)	543	54	955	414
Income taxes (benefit)	190	(20)	329	36

NET INCOME	$353	$74	$626	$378

EARNINGS PER SHARE:
Basic	$0.17	$0.04	$0.30	$0.18
Diluted	$0.17	$0.04	$0.30	$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,065,027	2,057,930	2,068,036
Diluted	2,057,930	2,065,027	2,057,930	2,068,036